UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2006
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HARLEYSVILLE GROUP INC.
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(Exact name of registrant as specified in its charter)

Delaware --------------	0-14697 ------------	51-0241172 ---------------
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

355 Maple Avenue, Harleysville, Pennsylvania ----------------------------------------------	19438 ---------
(Address of Principal executive offices)	(Zip Code)

(215) 256-5000
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Registrant's telephone number, including area code

Not Applicable
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(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
           (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
           (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On June 21, 2006, the parent of Harleysville Group Inc. (the “Registrant”), Harleysville Mutual Insurance Company, and their subsidiaries (collectively the “Companies”) renewed their property/catastrophe reinsurance coverage for the period from July 1, 2006 through June 30, 2007. Under the new reinsurance treaty, the Companies are purchasing higher coverage limits while increasing their retention levels and co-participation, which will result in increased exposure for the Companies to significant catastrophes as compared to the exposure under the treaty that expires on June 30, 2006. The Companies are making these coverage changes as a result of changes in the market for catastrophe reinsurance and new catastrophe models that produce greater estimates of hurricane severity in the northeastern United States for the covered period. Annual retentions and limits on the expiring and new treaties are set forth below:

NEW PROGRAM FOR 2006-2007 Retention: $40 million Coverage for Losses	EXPIRING PROGRAM FOR 2005-2006 Retention: $30 million Coverage for Losses
65 % of losses between $40 and $60 million	85% of losses between $30 and $60 million
70% of losses between $60 and $100 million	90% of losses between $60 and $100 million
85% of losses between $100 and $200 million	100% of losses between $100 and $200 million
50% of losses between $200 and $235 million	100% of losses between $200 and $235 million
20% of losses between $235 and $285 million	N/A

 The maximum recovery under the new treaty is $153.5 million; under the expiring treaty it was $196.5 million. The Registrant’s pooling share of this maximum recovery would be $110.5 million, compared to a maximum recovery of $141.5 million under the expiring treaty. Both the new treaty and the expiring treaty include reinstatement provisions providing for coverage for a second catastrophe and requiring payment of additional premium in the event of a first catastrophe occurs. The net ceded premium for the new treaty will be approximately $4.8 million more than the net ceded premium for the expiring treaty. The Registrant’s pooling share of this increased premium will be approximately $1.75 million for the 2006 portion of the covered period.

To effectively manage enterprise risk, including the Registrant’s increased exposure to significant catastrophes, the Registrant has also reduced its risk exposure from the possibility of adverse events in the equity markets by reducing its holding of equity investments by approximately $120 million, which will be invested in fixed-maturity investments. As a result, the Registrant expects after-tax realized capital gains of between $0.77 and $0.82 per share for the second quarter of 2006.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEYSVILLE GROUP INC. Registrant

Date: June 27, 2006	By:	/s/ Robert A. Kauffman ------------------------------------ Robert A. Kauffman

Title: Senior Vice President, Secretary, General Counsel & Chief Governance Officer